Exhibit 99.3

PART II

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Explanatory Note: This Exhibit 99.3 is being filed by Cardtronics, Inc. (the “Company”) to recast certain financial information contained in its Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2015 (the “2015 Annual Report”). This Exhibit 99.3 does not reflect events occurring after the filing of the 2015 Annual Report and does not modify or update the disclosures therein in any way, other than to present retrospectively the current operating segment structure. For significant developments which have occurred subsequent to the filing of the 2015 Annual Report, refer to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2016 and other filings made by the Company with the Securities and Exchange Commission.

Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on management’s current expectations, estimates, and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements. Known material factors that could cause our actual results to differ from those in the forward-looking statements are those we discuss under Part I. Item 1A. Risk Factors. Additionally, you should read the following discussion together with the financial statements and the related notes included in Item 8. Financial Statements and Supplementary Data.

Our discussion and analysis includes the following topics:

•	Strategic Outlook
•	Developing Trends in the ATM and Financial Services Industry
•	Recent Events
•	Components of Revenues, Cost of Revenues, and Expenses
•	Results of Operations
•	Non-GAAP Financial Measures
•	Liquidity and Capital Resources
•	Critical Accounting Policies and Estimates
•	New Accounting Pronouncements Issued but Not Yet Adopted
•	Commitments and Contingencies
•	Off Balance-Sheet Arrangements

Strategic Outlook

Over the past several years, we have expanded our operations both domestically and internationally through acquisitions, continued to deploy ATMs in high-traffic locations under contracts with well-known retailers, expanded our relationships with leading financial institutions through growth of the Allpoint surcharge-free ATM network and bank-branding programs, and made strategic acquisitions and investments to expand new product offerings and capabilities of our ATMs.

We have completed several acquisitions since 2011, including the acquisitions of: (i) eight domestic ATM operators, expanding our fleet in both multi-unit regional retail chains and individual merchant ATM locations in the U.S. by approximately 58,000, (ii) two Canadian ATM operators for a total of approximately 1,400 ATMs, which allowed us to enter into and expand our international presence in Canada, (iii) Cardpoint in August 2013, which further expanded our U.K. ATM operations by approximately 7,100 ATMs and also allowed us to enter into the German market with approximately 800 ATMs, and (iv) Sunwin in November of 2014, which further expanded our cash-in-transit and maintenance servicing capabilities in the U.K. and allowed us to acquire and operate approximately 2,000 existing high-transacting ATMs located at the Co-op Food stores and the opportunity to install and operate new ATMs in up to 800 stores that do not currently have ATMs.

In addition to ATM acquisitions, we have also made strategic acquisitions including: (i) LocatorSearch in August 2011, a domestic leading provider of location search technology deployed by financial institutions to help customers and members find the nearest, most appropriate and convenient ATM location based on the service they seek, (ii) i-design in March 2013, which is a Scotland-based provider and developer of marketing and advertising software and services for ATM operators, and (iii) CDS in July 2015, a leading independent transaction processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions.

While we will continue to explore potential acquisition opportunities in the future as a way to grow our business, we also expect to continue to expand our ATM footprint and launch new products and services that will allow us to further leverage our existing ATM and financial services kiosk network. In particular, we see opportunities to expand our operations through the following:

•	increase our number of deployed devices with existing as well as new merchant relationships;
•	expand our relationships with leading financial institutions;
•	work with non-traditional financial institutions and card issuers to further leverage our extensive ATM and financial services kiosk network;
•	increase transaction levels at our existing locations;
•	develop and provide additional services at our existing ATMs;
•	pursue additional managed services opportunities; and
•	pursue international growth opportunities.

For additional discussion of each of our strategic points above, see Part I. Item 1. Business - Our Strategy.

Developing Trends in the ATM and Financial Services Industry

Increase in Surcharge-Free Offerings. Many U.S. retail banks aggressively compete for market share, and part of their competitive strategy is to increase their number of customer touch points, including the establishment of an ATM network to provide convenient, surcharge-free access to cash for their customers. While owning a large ATM network would be a key strategic asset for a bank, we believe it would be uneconomical for all but the largest banks to build and operate an extensive ATM network. Bank-branding of ATMs and participation in surcharge-free networks allow financial institutions to rapidly increase surcharge-free ATM access for their customers at substantially lower cost than building their own ATM networks. These factors have led to an increase in bank-branding and participation in surcharge-free ATM networks, and we believe that there will be continued growth in such arrangements.

Increase in Usage of Stored-Value Prepaid Debit Cards. In the U.S., we have seen a proliferation in the issuance and acceptance of stored-value prepaid debit cards as a means for consumers to access their cash and make routine retail purchases over the past ten years. Based on published studies, the value loaded on stored-value prepaid cards such as open loop network-branded money and financial services cards, payroll and benefit cards and social security cards, is expected to continue to increase in the next few years.

We believe that our network of ATMs and financial services kiosks, located in well-known retail establishments throughout the U.S., provides a convenient and cost-effective way for holders of such cards to access their cash and potentially conduct other financial services transactions. Furthermore, through our Allpoint network, we partner with financial institutions that issue and sponsor stored-value prepaid debit card programs on behalf of corporate entities and governmental organizations, and we are able to provide holders of such cards convenient, surcharge-free access to their cash. We believe that the number of prepaid cards being issued and in circulation has increased significantly over the last several years and represents a growing portion of our total withdrawal transactions at our ATMs in the U.S.

Growth in Other Automated Consumer Financial Services. The majority of all ATM transactions in the U.S. are cash withdrawals, with the remainder representing other banking functions such as balance inquiries, transfers, and deposits. We believe that there are opportunities for a large non-bank ATM operator to provide additional financial services to customers, such as check cashing, remote deposit capture, money transfer, and stored-value card reload services through self-service kiosks. These additional consumer financial services could result in additional revenue streams for us and could ultimately result in increased profitability. However, it would require additional capital expenditures on our part to offer these services more broadly than we currently do.

Managed Services. While many banks own significant networks of ATMs that serve as extensions of their branch networks and increase the level of service offered to their customers, large ATM networks are costly to operate and typically do not provide significant revenue for banks and smaller financial institutions. Similarly, there are retailers that own their own network of ATMs for added services to their customers. Operating a network of ATMs is not a core competency for the majority of banks or other financial institutions and for retailers; therefore, we believe there is an opportunity for a large non-bank ATM and financial services kiosk operator such as ourselves, with lower costs and an established operating history, to contract with financial institutions and retailers to manage their ATM networks. Such an outsourcing arrangement could reduce a financial institution’s operating costs while extending their customer service. Additionally, we believe there are opportunities to provide selected services on an outsourced basis, such as transaction processing services, to other independent owners and operators of ATMs and financial services kiosks.

Growth in International Markets. In most regions of the world, ATMs are less common than in the U.S. and the U.K. We believe the ATM industry will grow faster in certain international markets, as the number of ATMs per capita in those markets increases and begins to approach the levels in the U.S. and the U.K. In addition, there has been a trend toward growth of non-branch ATMs in the other international markets in which we operate, including Germany, which we entered into during 2013 through the Cardpoint acquisition.

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United Kingdom. The U.K. is the largest ATM market in Europe. According to LINK (which connects the ATM networks of all U.K. ATM operators), approximately 71,000 ATMs were deployed in the U.K. as of December 2015, of which approximately 39,000 were operated by non-banks. Similar to the U.S., electronic payment alternatives have gained popularity in the U.K. in recent years. However, cash is still the primary payment method preferred by consumers, representing approximately 60% of spontaneous payments above £1.00 according to the U.K. Payments Council’s Consumer Payments 2015 publication. Due to the maturing of the ATM market, we have seen both the number of ATM deployments and withdrawals slow in recent years, and there has been a shift from fewer pay-to-use ATMs to more free-to-use ATMs. We significantly expanded in the U.K. during 2013 through the acquisition of Cardpoint and in 2014 through the acquisition of Sunwin and a new ATM operating agreement with Co-op Food. We expect to further expand our operations in this market through new locations with existing merchant customers along with new merchants with whom we may acquire relationships and other growth strategies.

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Germany. We entered the German market in August 2013 through our acquisition of Cardpoint. The German ATM market is highly fragmented and may be under-deployed, based on its population’s high use of cash relative to other markets in which we operate, such as the U.S. and the U.K. There are approximately 57,000 ATMs in Germany that are largely deployed in bank branch locations. This fragmented and potentially under-deployed market dynamic is attractive to us, and as a result, we believe there are a number of opportunities for growth in this market.

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Canada. We entered the Canadian market in October 2011 through a small acquisition, and further expanded our presence in the country through another small acquisition in December 2012. We expect to continue to grow our number of ATM locations in this market and plan to leverage our U.S. operations to support our anticipated growth in this market. We have grown recently in this market, primarily through a combination of new merchant and financial institution partners. As we continue to expand our footprint in Canada, we plan to seek additional partnerships with financial institutions to implement bank-branding and other financial services, similar to our bank-branding and surcharge-free strategy in the U.S.

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Mexico. According to the Central Bank of Mexico, as of September 2015 there were approximately 45,000 ATMs operating throughout the country, most of which were owned by national and regional banks. Due to a series of governmental and network regulations over the past few years that have been mostly detrimental to us, along with increased theft attempts on our ATMs in this market, we have slowed our expansion in this market in recent years. However, we remain poised and able to selectively pursue opportunities with large retailers and financial institutions in the region, and believe there are currently opportunities to grow this business profitability. During December 2015, we expanded our ownership in this joint venture from 51.0% to over 95%.

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Poland. In March 2015, Poland became our third European market, following the U.K. and Germany. Our expansion into Poland was achieved through close coordination with a key European merchant customer. We plan to continue to grow in this market through additional merchant relationships and financial institution partnerships.

Increases in Surcharge Rates. As financial institutions in the U.S. increase the surcharge rates charged to non-customers for the use of their ATMs, it enables us to increase the surcharge rates charged on our ATMs in selected markets and with certain merchant customers as well. We also believe that higher surcharge rates in the market make our surcharge-free offerings more attractive to consumers and other financial institutions. In 2009 and 2010, we saw broad increases in surcharge rates in the industry. Over the last few years, we have seen a slowing of surcharge rate increases and expect to see generally modest increases in surcharge rates in the near future.

Decrease in Interchange Rates. The interchange rates paid to independent ATM deployers, such as ourselves, are in some cases set by the various EFT networks over which the underlying transactions are routed. In recent years, several networks in the U.S. have not only reduced the per transaction interchange paid to ATM deployers for transactions routed through their networks, but have also increased the fees they charge ATM deployers to have access to their networks. These access fees are referred to as “acquirer fees.” As a result of these actions, we have experienced a decrease in the net interchange rate we receive on transactions performed at our ATMs. During the second quarter of 2012, a major global network reduced the interchange it pays to ATM deployers and also increased the acquirer fees paid by ATM deployers. This network action also prompted some financial institutions to shift their transaction volume to lower interchange rate networks, further reducing our interchange revenues. If financial institutions move to take further advantage of lower interchange rates, or if networks reduce the interchange rates they currently pay to ATM deployers or increase their network fees, our future revenues and gross profits would be negatively impacted. We have taken measures to mitigate our exposure to interchange rate reductions by networks, including, but not limited to: (i) where possible, routing transactions through a preferred network such as the Allpoint network, where we have influence over the per transaction rate, (ii) negotiating directly with our financial institution partners for contractual interchange rates on transactions involving their customers, (iii) developing contractual protection from such rate changes in our agreements with merchants and financial institution partners, and (iv) negotiating pricing directly with certain networks. As of December 31, 2015, approximately 4% of our total ATM operating revenues were subject to pricing changes by U.S. networks over which we currently have limited influence or have limited ability to offset against fees we pay to merchants in the event of a rate decrease.

Interchange rates in the U.K. are primarily set by LINK, the U.K.’s primary ATM debit network. LINK sets the interchange rates in the U.K. annually using a cost-based methodology that generally incorporates ATM service costs from two years back (i.e., operating costs, interest rates, and other costs from 2014 are considered for determining the 2016 interchange rate). In addition to LINK transactions, certain card issuers in the U.K. have issued cards that are not affiliated with the LINK network, and instead carry the Visa or MasterCard network brands. Transactions conducted on our ATMs from these cards, which currently represent approximately 1.5% of our annual withdrawal transactions in the U.K., receive interchange fees that are set by Visa or MasterCard, respectively. The interchange rates set by Visa and MasterCard have historically been less than the rates that have been established by LINK. Accordingly, if any major financial institutions in the U.K. were to decide to leave the LINK network in favor of Visa or MasterCard, such a move could further reduce the interchange revenues that we receive from the related withdrawal transactions conducted on our ATMs in that market. See also Part I. Item 1A. Risk Factors section for additional discussion and development regarding LINK.

Recent Events

Withdrawal Transaction and Revenue Trends - U.S. Many banks are reducing the number of branches they operate to reduce their operating costs, giving rise to a desire for automated banking solutions, such as ATMs. Bank-branding of our ATMs and participation in our surcharge-free network allow financial institutions to rapidly increase and maintain surcharge-free ATM access for their customers at a substantially lower cost than building and maintaining their own ATM network. We also believe there is an opportunity for a large non-bank ATM and financial services kiosk operator such as ourselves, with lower costs and an established operating history, to contract with financial institutions and retailers to manage their ATM networks. Such an outsourcing arrangement could reduce a financial institution’s operating costs while extending its customer service. Furthermore, we believe there are opportunities to provide selected services on an outsourced basis, such as transaction processing services, to other independent owners and operators of ATMs and financial services kiosks. These factors have led to an increase in bank-branding, participation in surcharge-free networks, and managed services arrangements, and we believe that there will be continued growth in such arrangements.

In 2014, we received notice from one of our largest branding partners, Chase, of their intention not to renew or extend a number of ATM branding contracts with us. While this action had a moderately negative impact on 2015 results, we do not believe that it will have a long-term adverse impact on our financial results or our ability to continue offering bank-branding solutions to financial institutions. We have already reached agreements with several financial institutions and are in advanced discussions with multiple other financial institutions to replace the branding on a significant number of the ATMs previously branded by Chase.

Total same-store cash withdrawal transactions conducted on our U.S. ATMs, inclusive of the locations previously branded by Chase, decreased for the year ended December 31, 2015 by 5.7%, compared to the prior year. The decline was due to a number of our ATMs having the Chase brand removed during 2015. This debranding activity caused a shift in consumer behavior at some of our ATMs, as ATMs that were previously free-to-use to Chase cardholders, now charge convenience fees to those cardholders. Chase may also charge its customers an out of network fee, making the ATM less attractive for Chase cardholders to use them. As we are able to partially offset the lost branding revenues from Chase with surcharge fees to their customers, our same-store revenues were up approximately 2% for the year.

Excluding locations that were impacted by the Chase debranding activity, the remainder of our U.S. fleet produced same-store withdrawals that were essentially flat for the year ended December 31, 2015. However, our same-store revenues for our U.S. ATMs were up almost 3% for the year ended December 31, 2015, driven by new branding and re-branding of certain locations, incremental Allpoint related revenues, and rate increases at certain locations. Excluding ATM locations that have been recently debranded, we expect an approximately flat withdrawal transaction growth rate on a same-store basis on our domestic ATMs in the near-term.

In July 2015, we received notification from 7-Eleven that they do not intend on renewing their ATM placement agreement in the U.S. with us upon expiration of the agreement in July 2017. 7-Eleven announced that it has selected a related entity of 7-Eleven’s parent company as its next ATM provider. 7-Eleven in the U.S. represents the single largest merchant customer in our portfolio, and comprised approximately 18% of our pro forma total revenue for the year ended December 31, 2015. This percentage is up slightly from the 17.5% of pro forma total revenues disclosed for the year ended December 31, 2014 primarily as a result of business divestitures during 2015 and changes in currency exchange rates. Our existing agreement with 7-Eleven remains in effect until July 2017. At this time, we do not expect a significant change in our revenues and earnings associated with this contract through July 2017 as a result of this notification. See also Part I. Item 1A. Risk Factors.

Withdrawal Transaction and Revenue Trends - U.K. In recent periods, we have installed more free-to-use ATMs as opposed to surcharging pay-to-use ATMs in the U.K., which is our largest operation in Europe, due in part to our major corporate customer contract additions that tend to operate mostly in high traffic locations where free-to-use ATMs are more prevalent. Although we earn less revenue per cash withdrawal transaction on a free-to-use machine, the significantly higher volume of transactions conducted on free-to-use machines have generally translated into higher overall revenues. Our same-store withdrawal transactions have been slightly negative, approximately (-2% to -4%), in recent periods in the U.K. However, in the current year, our organic revenue growth rate in the U.K. exceeded 10% on a constant-currency basis, as we have been able to secure several ATM placement agreements with new and existing relationships and we also benefited from a higher interchange rate. Additionally, through our significant operating scale in this market, we have been able to grow our profit margins with the additional revenues from the expanded ATM estate.

Europay, MasterCard, Visa (“EMV”) Standard in the U.S. The EMV standard provides for the security and processing of information contained on microchips embedded in certain debit and credit cards, known as “chip cards.” This standard has already been adopted in the U.K., Germany, Poland, Mexico, and Canada, and our ATMs in those markets are in compliance. In the U.S., MasterCard has announced plans for a liability shift from the issuers of these cards to the party that has not made the investment in EMV equipment (acquirer) on various dates. Under this liability shift, transactions may still occur on a non-EMV-compliant ATM, but the operator of that ATM would be liable for any fraudulent transactions. MasterCard’s liability shift on International Maestro (MasterCard) transactions occurred in April 2013, and while the majority of our U.S. ATMs are not currently EMV-compliant, to date, we have not experienced and do not expect this liability shift to have a significant impact on our business or results as International Maestro transactions currently comprise less than 1.0% of our U.S. transaction volume. As of the Maestro liability shift date of April 2013, we implemented additional fraud monitoring methods to minimize fraud losses. To date, we have seen minimal fraud losses. MasterCard has also announced that liability shift for its domestic ATM transactions on EMV-issued cards will occur starting in October 2016. In February 2013, Visa announced plans for a liability shift to occur in October 2017 for all transactions types on domestic or international EMV-issued cards. At this time, neither MasterCard nor Visa are requiring mandatory upgrades to ATM equipment; however, all of our recent ATM deployments have been with ATMs that are EMV-ready, and we plan to upgrade the significant majority of our U.S. Company-owned fleet in advance of the October 2016 MasterCard liability shift date for domestic transactions. We are currently working through a plan that calls for us to visit the significant majority of our Company-owned ATMs over the next year to enable most of the fleet to be EMV-compliant and also enhance security and enable other features. During 2015, we procured the majority of the ATMs and upgrade kits required to enable EMV on our Company-owned fleet. The remaining capital cost required to enable the majority of our Company-owned ATM fleet to be EMV-compliant has been contemplated in our 2016 capital expenditure plan and is projected to be approximately $10 million to $15 million. Due to the significant operational challenges of enabling EMV and other hardware and software enhancements across the majority of our U.S. ATM fleet, which comprises many types and models of ATMs, along with potential compatibility issues with various processing platforms, we could experience increased downtime in our U.S. fleet over the course of the next year. As a result of this potential downtime, we could suffer lost revenues or incur penalties with certain of our contracts. We also may incur increased charges from networks associated with actual or potentially fraudulent transactions and may also incur additional administrative overhead costs to support the handling of an increased volume of disputed transactions. We also may experience a higher rate of unit count or transaction attrition for our merchant-owned ATMs and ATMs for which we process transactions, as a result of this standard, as we may elect to entirely block certain ATMs or certain transaction types for merchant-owned ATMs that are not EMV-enabled in the future. However, we are currently offering programs to make EMV upgrades attractive to merchants that own their own ATMs. At this time, we do not expect the U.S. EMV standard, being driven by MasterCard- and Visa-announced liability shifts, to have a major impact on our operating results in 2016.

Financial Regulatory Reform in the U.K. and the E.U. In March 2013, the U.K. Treasury department issued a formal recommendation to further regulate the U.K. payments industry, including LINK, the nation’s formal ATM scheme. In October 2013, the U.K. government responded by establishing the new PSR to oversee any payment system operating in the U.K. and its participants. The PSR went live in April 2015 and to date there has been no significant immediate effect on us or our operations. We will continue to monitor and report on any further developments. See also Part I. Item IA Risk Factors - We operate in a changing and unpredictable regulatory environment, which may harm our business. If we are subject to new legislation regarding the operation of our ATMs, we could be required to make substantial expenditures to comply with that legislation, which may reduce our net income and our profit margins.

In July 2013, the European Commission put forward a new draft directive to regulate payment service providers operating in the E.U. (“PSD2”). Broadly, PSD2 sought to harmonize rules for the licensing of payment institutions and introduce certain common rules applicable to all payment service providers (“PSPs”) throughout the E.U. PSD2 set out the rights and obligations of payment service users and PSPs together with transparency and security requirements to facilitate safe, efficient payment transactions. PSD2 was finalized on October 8, 2015, carrying forward the exemption related to independent ATM operators that was present in the prior directive.

Capital Investments. As was the case in 2015, we anticipate an elevated level of capital investment during 2016 to support the EMV requirements discussed above and other factors discussed in greater detail below, but we do not expect that this temporary increased level of capital investment will continue past 2016. We expect capital expenditures in 2016 to be slightly above what we invested during 2015. The higher levels of capital spending in 2015 and 2016 are being driven by the upcoming EMV requirements, coupled with many other factors including: (i) our strategic initiatives to enhance the consumer experience at our ATMs and drive transaction growth, (ii) increased demand from merchants and financial institutions for multi-function ATMs, (iii) competition for new merchant and customer contracts and a significant number of long-term renewals of existing merchant contracts, (iv) certain software and hardware enhancements required to facilitate our strategic initiatives, enhance security, and to continue running supported versions, and (v) other compliance related matters. As a result of the increased capital investments being planned, we are working to optimize our existing assets, but it is possible that as a result of this activity we could incur some asset write-offs or impairments and increased depreciation expense as we seek to optimize our investments. However, we project, in many cases, that the long-term revenue benefits of the investments will drive increased profitability in future periods and allow us to expand our position as the leading ATM operator of non-bank branch locations.

Acquisitions. On July 1, 2015, we completed the acquisition of CDS for a total purchase price of $80.6 million. CDS is a leading independent transaction processor for ATM deployers and payment card issuers, providing leading-edge solutions to ATM sales and service organizations and financial institutions.

Divestitures. On July 1, 2015, we completed the divestiture of our retail cash-in-transit operation in the U.K. This business component, which mainly relates to the collection of cash by couriers at retail locations, was originally acquired through the Sunwin acquisition completed in November 2014. As this component was not deemed to be a core part of our on-going strategy, the business was sold to a third party operator. As there were certain conditions associated with the sale, we recorded estimated proceeds of £24.9 million, or approximately $39 million, on the sale transaction as of December 31, 2015, based on the estimated amount of proceeds we ultimately expect to receive. Of this amount, £20.2 million, or approximately $31 million, was received during the year and £4.7 million, or approximately $7 million, was received subsequent to December 31, 2015. As of December 31, 2015, the net pre-tax gain recognized on this transaction was $16.6 million, recognized within the (Gain) loss on disposal of assets line item in the accompanying Consolidated Statement of Operations. We also recorded approximately $15.3 million in costs associated with the sale of the assets and costs to close certain facilities in the U.K. that were no longer profitable to operate as a result of the sale of the non-core retail cash-in-transit operation. These costs and other costs, including excess operating costs associated with work that was in transition to other facilities during the period, are recorded in the third and fourth quarter of 2015 within the Acquisition and divestiture-related expense line item in the accompanying Consolidated Statement of Operations.

For additional discussion related to the acquisition and divestiture discussions above, see Item 8. Financial Statements and Supplementary Data, Note 2. Acquisitions and Divestitures.

Factors Impacting Comparability Between Periods

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Foreign Currency Exchange Rates. Our reported financial results are subject to fluctuations in exchange rates. With relatively minor fluctuations in the average rates between 2011 and 2014, our overall results have not been significantly impacted. However, during the second half of 2014, the U.S. dollar began to significantly appreciate in value relative to the currencies we transact business in our foreign operations. We estimate that the year-over-year strengthening in the U.S. dollar relative to the currencies in the foreign markets in which we operated caused our reported revenues to be lower by approximately $38.5 million, or 3.2%, for the year ended December 31, 2015. As the U.S. dollar has continued to generally gain strength relative to the foreign currencies where we operate our international businesses, we expect that our 2016 results will also be somewhat adversely impacted as well.

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Acquisitions and Divestitures. The results of operations for any acquired entities during a particular year have been included in our consolidated results for that year since the respective dates of acquisition. Similarly, the results of operations for any divested operations have been excluded from our consolidated results since the dates of divestiture. We do not believe these effects are material in the years presented.

Components of Revenues, Cost of Revenues, and Expenses

Revenues

We derive our revenues primarily from providing ATM and automated consumer financial services, bank-branding, surcharge-free network offerings, and sales and services of ATM equipment. We currently classify revenues into two primary categories: (i) ATM operating revenues and (ii) ATM product sales and other revenues.

ATM Operating Revenues. We present revenues from ATM and automated consumer financial services, branding arrangements, surcharge-free network offerings and managed services in the ATM operating revenues line item in our Consolidated Statements of Operations. These revenues include the fees we earn per transaction on our ATMs, fees we generate from bank-branding arrangements and our surcharge-free network offerings, fees we earn on managed services arrangements, and fees earned from providing certain ATM management services. Our revenues from ATM services have increased in recent years due to the acquisitions we have completed, by unit expansion with our customer base, acquisition of new merchant relationships, expansion of our bank-branding programs, the growth of our Allpoint network, and fee increases at certain locations, and introduction of new services, such as Dynamic Currency Conversion (“DCC”).

ATM operating revenues primarily consist of the four following components: (i) surcharge revenue, (ii) interchange revenue, (iii) branding and surcharge-free network revenue, and (iv) managed services and processing revenue.

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Surcharge revenue. A surcharge fee represents a convenience fee paid by the cardholder for making a cash withdrawal from an ATM. Surcharge fees often vary by the type of arrangement under which we place our ATMs and can vary widely based on the location of the ATM and the nature of the contracts negotiated with our merchants. Surcharge fees per surcharge-bearing transaction will vary depending upon the competitive landscape for surcharge fees at newly-deployed ATMs, the roll-out of additional branding arrangements, and future negotiations with existing merchant partners. For those ATMs that we own or operate that participate in surcharge-free networks, we do not receive surcharge fees related to withdrawal transactions from cardholders who are participants of such networks; rather we receive interchange and branding or surcharge-free network revenues, which are further discussed below. For certain ATMs owned and primarily operated by the merchant, we do not receive any portion of the surcharge but rather the entire fee is earned by the merchant. In the U.K., ATM operators must either operate ATMs on a free-to-use (surcharge-free) or on a pay-to-use (surcharging) basis. On free-to-use ATMs in the U.K., we only earn interchange revenue on withdrawal and other transactions, such as balance inquiries, that are paid to us by the customer’s financial institution through the ATM network in the U.K. On our pay-to-use ATMs, we only earn a surcharge fee on withdrawal transactions and no interchange is paid to us by the cardholder’s financial institution, except for non-cash withdrawal transactions such as balance inquiries for which interchange is paid to us by the cardholder’s financial institution. In Germany, we collect a surcharge fee on withdrawal transactions but generally do not receive interchange revenue. In Mexico, domestic surcharge fees are generally similar to those charged in the U.S., except for machines that dispense U.S. dollars, where we charge an additional foreign currency convenience fee. Finally, in Canada, surcharge fees are comparable to those charged in the U.S., and we also earn an interchange fee that is paid to us by the cardholder’s financial institution.

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Interchange revenue. An interchange fee is a fee paid by the cardholder’s financial institution for its customer’s use of an ATM owned by another operator and for the EFT network charges to transmit data between the ATM and the cardholder’s financial institution. We typically receive a majority of the interchange fee paid by the cardholder’s financial institution, with the remaining portion being retained by the EFT network. In the U.S., interchange fees are earned not only on cash withdrawal transactions but on any ATM transaction, including balance inquiries, transfers, and surcharge-free transactions. In the U.K., interchange fees are earned on all ATM transactions other than pay-to-use cash withdrawals. LINK sets the interchange rates for most ATM transactions in the U.K. annually by using a cost-based methodology that generally incorporates ATM service costs from two years back (i.e., operating costs, interest rates, and other costs from 2014 are considered for determining the 2016 interchange rate). In Germany, our primary revenue source is surcharge fees paid by ATM users. Currently, we do not receive interchange revenue from domestic transactions in Mexico due to rules promulgated by the Central Bank of Mexico, which became effective in May 2010. In Canada, interchange fees are determined by Interac, the interbank network in Canada, and have remained at a constant rate over the past few years.

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Bank-branding and surcharge-free network revenue. Under a bank-branding agreement, ATMs that are owned and operated by us are branded with the logo of the branding financial institution. Cardholders of the branding institution can use those machines without paying a surcharge, and in exchange for the value associated with displaying the brand and providing surcharge-free access to their cardholders, the financial institution typically pays us a monthly per-ATM fee. Historically, this type of branding arrangement has resulted in an increase in transaction levels at branded ATMs, as existing customers continue to use the ATMs and cardholders of the branding financial institution are attracted by the service. Additionally, although we forego the surcharge fee on transactions by the branding institution’s customers, we continue to earn interchange fees on those transactions along with the monthly branding fee, and sometimes enjoy an increase in surcharge-bearing transactions from users who are not customers of the branding institution as a result of having a financial institution brand on the ATMs. In some instances, we have branded an ATM with more than one financial institution. Doing this has allowed us to serve more cardholders on a surcharge-free basis, and in doing so drive more traffic to our retail sites. Based on these factors, we believe a branding arrangement can substantially increase the profitability of an ATM versus operating the same machine without a brand. Fees paid for branding vary widely within our industry, as well as within our own operations, depending on the ATM location, financial institutions operating in the area, and other factors. Regardless, we typically set branding fees at levels that more than offset our anticipated lost surcharge revenue.

Under the Allpoint network, financial institutions that are members of the network pay us either a fixed monthly fee per cardholder or a set fee per transaction in exchange for us providing their cardholders with surcharge-free access to many of our ATMs. These fees are meant to compensate us for the loss of surcharge revenues. Although we forego surcharge revenues on those transactions, we do continue to earn interchange revenues at a per transaction rate that is usually set by Allpoint. Allpoint also works with financial institutions that manage stored-value debit card programs on behalf of themselves, corporate entities and governmental agencies, including general purpose, payroll, and EBT cards. Under these programs, the issuing financial institutions pay Allpoint either a per transaction fee or a fee per issued stored-value card in return for allowing the users of those cards surcharge-free access to the Allpoint network. In addition to Allpoint, the ATMs that we operate in 7-Eleven stores, as well as select other merchant locations, participate in the Co-op network, the nation’s largest surcharge-free network devoted exclusively to credit unions.

•

Managed services revenue. Under a managed service arrangement, we offer ATM-related services depending on the needs of our customers, including monitoring, maintenance, cash management, cash delivery, customer service, transaction processing, and other services. Our customers, who include retailers and financial institutions, may also at times request that we own the ATM fleets. Under a managed services arrangement, all of the transaction-based surcharge and interchange fees are earned by our customer, whereas we typically receive a fixed management fee per ATM and/or a set fee per transaction for the services we provide. This arrangement allows our customers to have greater flexibility to control the profitability per ATM by managing the surcharge fee levels. Currently, we offer managed services in the U.S., the U.K., and Canada, and plan to grow this arrangement both domestically and internationally in the future.

•

Other revenue. In addition to the above, we also earn ATM operating revenues from the provision of other financial services transactions at certain financial services kiosks that, in addition to standard ATM services, offer bill payment, check cashing, remote deposit capture, and money transfer services.

The following table presents the components of our total ATM operating revenues for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
Surcharge revenue	40.9%	45.3%	46.0%
Interchange revenue	37.3	33.9	32.6
Bank-branding and surcharge-free network revenues	15.3	15.5	16.6
Other revenues, including managed services	6.5	5.3	4.8
Total ATM operating revenues	100.0%	100.0%	100.0%

ATM Product Sales and Other Revenues. We present revenues from the sale of ATMs and other non-transaction based revenues in the ATM product sales and other revenues line item in our Consolidated Statements of Operations. These revenues consist primarily of sales of ATMs and related equipment to merchants operating under merchant-owned arrangements, as well as sales under our value-added reseller (“VAR”) program with NCR. Under our VAR program, we primarily sell ATMs to associate VARs who in turn resell the ATMs to various financial institutions throughout the U.S. in territories authorized by the equipment manufacturer. We expect to continue to derive a portion of our revenues from sales of ATMs in the future. Additionally, effective with the Sunwin acquisition in November 2014, revenues earned from this business related to the retail cash-in-transit and ATM maintenance services to third-party customers are included within this revenue category. However, as discussed above, in July 2015, we completed the divestiture of the majority of this third-party business.

Cost of Revenues

Our cost of revenues primarily consists of those costs directly associated with transactions completed on our network of ATMs and financial services kiosks. These costs include merchant commissions, vault cash rental expense, other cost of cash, repairs and maintenance expense, communications expense, transaction processing fees, and direct operations expense. To a lesser extent, cost of revenues also includes those costs associated with the sales of ATMs and providing certain services to third parties. The following is a description of our primary cost of revenues categories:

•

Merchant Commissions. We pay our merchants a fee for allowing us an exclusive right to place our ATM at their location and that fee amount depends on a variety of factors, including the type of arrangement under which the device is placed, the type of location, and the number of transactions on that device. For the year ended December 31, 2015, merchant commissions represented 30.3% of our ATM operating revenues.

•

Vault Cash Rental Expense. We pay a fee to our vault cash providers for renting the cash that is maintained in our devices. As the fees we pay under our contracts with our vault cash providers are based on market rates of interest, changes in interest rates affect our cost of cash. In order to limit our exposure to increases in interest rates, we have entered into a number of interest rate swaps on varying amounts of our current and anticipated outstanding cash balances in our domestic operations through 2020. For the year ended December 31, 2015, vault cash rental expense, inclusive of our interest rate swap expense, represented 6.1% of our ATM operating revenues.

•

Other Costs of Cash. Other costs of cash includes all costs associated with the provision of cash for our devices except for rental expense, including third party armored courier services, insurance, cash reconciliation, associated wire fees, and other costs. This category excludes the cost of our wholly-owned armored courier operation in the U.K., as those costs are included in the Other Expenses line item described below. For the year ended December 31, 2015, other costs of cash represented 6.3% of our ATM operating revenues.

•

Repairs and Maintenance. Depending on the type of arrangement with the merchant, we may be responsible for first and/or second line maintenance for the device. We typically use third-parties with national operations to provide these services, except for in the U.K. where we maintain an engineer team to service most of our ATMs in that market and those costs are included in the Other Expenses line item described below. For the year ended December 31, 2015, repairs and maintenance expense represented 6.1% of our ATM operating revenues.

•

Communications. Under our Company-owned arrangements, we are usually responsible for expenses associated with providing telecommunications capabilities to the devices, allowing them to connect with the applicable EFT network.

•

Transaction Processing. We maintain our own EFT transaction processing platforms, through which the majority of our ATMs are driven and monitored. We also utilize third-party processors to gateway certain transactions to the EFT networks for authorization by the cardholders’ financial institutions and to settle transactions. As a result of acquisitions completed in the last few years, we have inherited transaction processing contracts with certain third-party providers that have varying lengths of remaining contractual terms. Over the next couple of years, we expect to convert the majority of ATMs currently operating under these contracts to our own EFT transaction processing platforms.

•

Other Expenses. Other expenses primarily consist of direct operations expenses, which are costs associated with managing our network, including expenses for monitoring the devices, program managers, technicians, cash ordering and forecasting personnel, cash-in-transit and maintenance engineers (in the U.K. only), and customer service representatives.

•

Cost of ATM Product Sales. In connection with the sale of equipment to merchants and distributors, we incur costs associated with purchasing equipment from manufacturers, as well as delivery and installation expenses. Additionally, this category includes costs related to providing certain armored courier and maintenance services to third party customers in the U.K.

We define variable costs as those that vary based on transaction levels. The majority of merchant commissions, vault cash rental expense, and other costs of cash fall under this category. The other categories of cost of revenues are mostly fixed in nature, meaning that any significant decrease in transaction volumes would lead to a decrease in the profitability of our operations, unless there was an offsetting increase in per-transaction revenues or decrease in our fixed costs. Although the majority of our operating costs are variable in nature, an increase in transaction volumes may lead to an increase in the profitability of our operations due to the economies of scale obtained through increased leveraging of our fixed costs and incremental preferential pricing obtained from our vendors. We exclude depreciation, accretion, and amortization of ATMs and ATM-related assets from our cost of ATM revenues.

The profitability of any particular location, and of our entire ATM and financial services kiosk operation, is driven by a combination of surcharge, interchange, branding and surcharge-free network revenues, and managed services revenues, as well as the level of our related costs. Accordingly, material changes in our surcharge or interchange revenues may be offset and in some cases more than offset by branding revenues, surcharge-free network fees, managed services revenues or other ancillary revenues, or by changes in our cost structure.

Other Operating Expenses

Our other operating expenses include selling, general, and administrative expenses related to salaries, benefits, advertising and marketing, professional services, and overhead. Acquisition and divestiture-related costs, depreciation and accretion of the ATMs, ATM-related assets, and other assets that we own, amortization of our acquired merchant contracts, and other amortizable intangible assets are also components of our other operating expenses. We depreciate our capital equipment on a straight-line basis over the estimated life of such equipment and amortize the value of acquired intangible assets over the estimated lives of such assets.

Results of Operations

The following table sets forth line items from our Consolidated Statements of Operations as a percentage of total revenues for the years ended December 31, 2015, 2014, and 2013. Percentages may not add due to rounding.

	2015	2014	2013
Revenues:
ATM operating revenues	94.5%	95.5%	97.5%
ATM product sales and other revenues	5.5	4.5	2.5
Total revenues	100.0	100.0	100.0
Cost of revenues:
Cost of ATM operating revenues (excludes depreciation, accretion, and amortization of intangible assets shown separately below) (1)	60.1	62.5	65.5
Cost of ATM product sales and other revenues	5.2	4.2	2.4
Total cost of revenues	65.2	66.7	67.9
Gross profit	34.8	33.3	32.1
Operating expenses:
Selling, general, and administrative expenses (2)	11.7	10.8	9.7
Acquisition and divestiture-related expenses	2.3	1.7	1.8
Depreciation and accretion expense	7.1	7.2	7.8
Amortization of intangible assets	3.2	3.4	3.1
(Gain) loss on disposal of assets	(1.2)	0.3	0.3
Total operating expenses	23.1	23.3	22.7
Income from operations	11.7	9.9	9.4
Other expense:
Interest expense, net	1.6	2.0	2.4
Amortization of deferred financing costs and note discount	0.9	1.2	0.2
Redemption costs for early extinguishment of debt	—	0.9	—
Other expense (income)	0.3	(0.2)	(0.4)
Total other expense	2.9	3.9	2.3
Income before income taxes	8.8	6.0	7.1
Income tax expense	3.3	2.7	4.8
Net income	5.5	3.3	2.4
Net loss attributable to noncontrolling interests	(0.1)	(0.2)	(0.4)
Net income attributable to controlling interests and available to common stockholders	5.6%	3.5%	2.7%

(1)

Excludes effects of depreciation, accretion, and amortization of intangible assets of $103.5 million, $99.5 million, and $87.2 million for the years ended December 31, 2015, 2014, and 2013, respectively. The inclusion of this depreciation, accretion, and amortization of intangible assets in Cost of ATM operating revenues would have increased our Cost of ATM operating revenues as a percentage of total revenues by 8.6%, 9.4%, and 9.9% for the years ended December 31, 2015, 2014, and 2013, respectively.

(2)

Includes stock-based compensation expense of $18.2 million, $15.2 million, and $11.4 million for the years ended December 31, 2015, 2014, and 2013, respectively. The year ended December 31, 2013 includes the effect of $0.5 million in severance costs associated with management of our U.K. operations.

Key Operating Metrics

We rely on certain key measures to gauge our operating performance, including total transactions, total cash withdrawal transactions, ATM operating revenues per ATM per month, and ATM operating gross profit margin. The following table sets forth information regarding certain of these key measures for the periods indicated, excluding the effect of the acquisitions during the periods presented for comparative purposes.

EXCLUDING ACQUISITIONS:	Year Ended December 31,
	2015	2014
Average number of transacting ATMs:
United States: Company-owned	32,729	32,330
United Kingdom	13,368	12,098
Mexico	1,524	2,153
Canada	1,781	1,650
Germany and Poland	1,012	878
Subtotal	50,414	49,109
United States: Merchant-owned (1)	18,095	22,590
Average number of transacting ATMs – ATM operations	68,509	71,699

Managed Services and Processing
United States: Managed services – Turnkey	2,189	2,149
United States: Managed services – Processing Plus and Processing operations, net	18,493	17,057
Canada: Managed services	1,089	535
Average number of transacting ATMs – Managed services and processing	21,771	19,741

Total average number of transacting ATMs	90,280	91,440

Total transactions (in thousands):
ATM operations	1,046,506	1,040,241
Managed services and processing, net	101,295	87,338
Total transactions	1,147,801	1,127,579

Cash withdrawal transactions (in thousands):
ATM operations	631,450	617,419

Per ATM per month amounts (excludes managed services and processing):
Cash withdrawal transactions	768	718

ATM operating revenues	$1,190	$1,136
Cost of ATM operating revenues (2)	763	743
ATM operating gross profit (2) (3)	$427	$393

ATM operating gross profit margin (2) (3)	35.9%	34.6%

(1)	Certain ATMs previously reported in this category are now included in the United States: Managed services - Processing Plus and Processing operations, net category below.
(2)	Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is presented separately in our Consolidated Statements of Operations.
(3)	Revenues and expenses relating to managed services, processing, ATM equipment sales, and other ATM-related services are not included in this calculation.

The following table sets forth information regarding certain of these key measures for the periods indicated, including the effect of the acquisitions in the periods presented:

INCLUDING ACQUISITIONS:	Year Ended December 31,
	2015	2014
Average number of transacting ATMs:
United States: Company-owned	38,440	32,330
United Kingdom	14,991	12,098
Mexico	1,524	2,153
Canada	1,781	1,650
Germany and Poland	1,012	878
Subtotal	57,748	49,109
United States: Merchant-owned (1)	19,905	22,590
Average number of transacting ATMs – ATM operations	77,653	71,699

Managed Services and Processing
United States: Managed services – Turnkey	2,189	2,149
United States: Managed services – Processing Plus and Processing operations, net (2)	69,583	17,057
Canada: Managed services	1,089	535
Average number of transacting ATMs – Managed services and processing	72,861	19,741

Total average number of transacting ATMs	150,514	91,440

Total transactions (in thousands):
ATM operations	1,251,626	1,040,241
Managed services and processing, net (2)	404,268	87,338
Total transactions	1,655,894	1,127,579

Cash withdrawal transactions (in thousands):
ATM operations	759,408	617,419

Per ATM per month amounts (excludes managed services and processing):
Cash withdrawal transactions	815	718

ATM operating revenues	$1,161	$1,136
Cost of ATM operating revenues (3)	742	743
ATM operating gross profit (3) (4)	$419	$393

ATM operating gross profit margin (3) (4)	36.1%	34.6%

(1)	Certain ATMs previously reported in this category are now included in the United States: Managed services - Processing Plus and Processing operations, net category below.
(2)

The notable increase in the United States: Managed services - Processing Plus and Processing operations, net category is primarily attributable to the July 1, 2015 acquisition of CDS and the incremental number of transacting ATMs for which CDS provides processing services.

(3)	Amounts presented exclude the effect of depreciation, accretion, and amortization of intangible assets, which is presented separately in our Consolidated Statements of Operations.
(4)	Revenues and expenses relating to managed services, processing, ATM equipment sales, and other ATM-related services are not included in this calculation.

Analysis of Results of Operations

Revenues

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
ATM operating revenues
North America	$776,191	6.2%	$730,573	7.9%	$677,214
Europe	348,674	25.1%	278,701	57.5%	176,982
Corporate & Other	32,584	79.0%	18,207	9.5%	16,622
Eliminations	(23,428)	18.8%	(19,716)	18.6%	(16,622)
Total ATM operating revenues	1,134,021	12.5%	1,007,765	18.0%	854,196
ATM product sales and other revenues
North America	36,955	15.2%	32,091	54.1%	20,824
Europe	28,739	92.0%	14,965	n/m %	1,466
Corporate & Other	586	n/m %	—	n/m %	—
Total ATM product sales and other revenues	66,280	40.9%	47,056	111.1%	22,290
Total revenues	$1,200,301	13.8%	$1,054,821	20.3%	$876,486

ATM operating revenues. ATM operating revenues generated during December 31, 2015 and 2014 increased $126.3 million and $153.6 million, respectively, compared to the prior years. Below is the detail, by segment, of changes in the various components of ATM operating revenues:

	2014 to 2015 Variance
	North America	Europe	Corporate & Other	Eliminations	Total
	Increase (decrease)
	(In thousands)
Surcharge revenues	$16,774	$(8,544)	$—	$—	$8,230
Interchange revenues	2,110	78,952	—	—	81,062
Bank-branding and surcharge-free network revenues	17,374	—	—	—	17,374
Managed services revenues	10,075	(71)	—	—	10,004
Other revenues	(715)	(364)	14,377	(3,712)	9,586
Total increase in ATM operating revenues	$45,618	$69,973	$14,377	$(3,712)	$126,256

	2013 to 2014 Variance
	North America	Europe	Corporate & Other	Eliminations	Total
	Increase (decrease)
	(In thousands)
Surcharge revenues	$15,291	$47,924	$—	$—	$63,215
Interchange revenues	14,534	48,940	—	—	63,474
Bank-branding and surcharge-free network revenues	14,407	—	—	—	14,407
Managed services revenues	4,015	12	—	—	4,027
Other revenues	5,112	4,843	1,585	(3,094)	8,446
Total increase in ATM operating revenues	$53,359	$101,719	$1,585	$(3,094)	$153,569

North America. During the year ended December 31, 2015, ATM operating revenues in our North America operations, which include our ATM operations in the U.S., Canada, Mexico, and Puerto Rico, increased $45.6 million compared to the prior year. The Welch acquisition completed during the fourth quarter of 2014 accounted for nearly all of the increase during the period. The remaining increase is primarily attributable to:  (i) an increase in bank-branding and surcharge-free network revenues that resulted from the continued growth of participating banks and other financial institutions in our bank-branding program and our Allpoint network and (ii) an increase in managed services revenue as a result of increasing the number of customers operating under this contract arrangement. Our Canadian operations also contributed revenue growth, with an increase in the number of transacting ATMs. The growth in our Canada operation was primarily offset by a decline in Mexico, primarily driven by a lower ATM count.

During the year ended December 31, 2014, our ATM operating revenues in our North America operations increased $53.4 million compared to the prior year, driven in part by contributions from acquired businesses which accounted for nearly half of the increase. The remaining increase is attributable to growth achieved from a combination of revenue sources, including: (i) increased surcharge revenue primarily as a result of a higher machine count and total transaction count, (ii) an increase in bank-branding and surcharge-free network revenues that resulted from the continued growth of participating banks and other financial institutions in our bank-branding program and our Allpoint network, and (iii) an increase in managed services revenue as a result of increasing the number of customers operating under this contract arrangement. Our Canadian operations also experienced revenue growth, driven by an increase in the number of transacting ATMs. The growth in our Canada operation was offset by a revenue decline in Mexico, primarily driven by a lower ATM count.

For additional information on recent trends that have impacted, and may continue to impact, the revenues generated by our North America operations, see Recent Events - Withdrawal Transaction and Revenue Trends - U.S. above.

Europe. During the year ended December 31, 2015, ATM operating revenues in our European operations, which include our ATM operations in the U.K., Germany, Poland, and our ATM adversiting business, increased by $70.0 million compared to the prior year. The reported operating revenues in 2015 would have been higher by approximately $29.5 million, or an additional 8.5% absent adverse foreign currency exchange rate movements. The $8.5 million decrease in surcharge revenues is primarily attributable to adverse changes in foreign currency rates. The acquisition of a new ATM placement agreement with Co-op Food that commenced in November 2014 accounted for approximately $65 million of the increase during the period. The remaining increase is attributable to organic ATM operating revenue growth driven primarily by an increase in the number of transacting ATMs as a result of new business from new merchants compared to the prior year. For additional information relating to our constant-currency calculation, see the Non-GAAP Financial Measures section that follows.

During the year ended December 31, 2014, ATM operating revenues in our European operations increased by $101.7 million compared to the prior year. In 2014, approximately $69.2 million of the increase was attributable to the contribution of the acquisition of Cardpoint, which was completed in August 2013. The remaining increase was primarily driven by higher interchange revenues, mainly as a result of an increase in the number of total ATMs in our U.K. business. Foreign currency exchange rate movements accounted for approximately $12.6 million of the increase.

For additional information on recent trends that have impacted, and may continue to impact, the revenues generated by our European operations, see Recent Events - Withdrawal Transaction and Revenue Trends - U.K. above.

Corporate & Other. During the year ended December 31, 2015, ATM operating revenues in our Corporate & Other segment, which include our transaction processing businesses and corporate functions, increased by $14.4 million compared to the prior year. The CDS acquisition completed during 2015 accounted for the majority of the increase.

During the year ended December 31, 2014, ATM operating revenues in our Corporate & Other segment increased by $1.6 million compared to the prior year, driven by higher intersegment processing revenues due to increased transaction volume.

ATM product sales and other revenues. During the year ended December 31, 2015, our ATM product sales and other revenues increased $19.2 million compared to the prior year. This increase was primarily attributable to our acquisition of Sunwin in the U.K. in November 2014, which contributed approximately $23.1 million of the increase. We disposed of a part of this Sunwin business during 2015, and as a result, expect that in 2016 this revenue category may decline. The impact of Sunwin was partially offset by lower ATM product sales to merchants and distributors. See the preceding Recent Events section for more information.

During the year ended December 31, 2014, our ATM product sales and other revenues increased $24.8 million compared to the prior year. This increase was attributable to higher ATM product sales to merchants and distributors and our acquisition of Sunwin in November 2014, which contributed approximately $13.3 million of the increase.

Cost of Revenues

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Cost of ATM operating revenues (1)
North America	$484,869	3.3%	$469,298	7.9%	$434,833
Europe	235,467	21.0%	194,594	39.0%	139,955
Corporate & Other	24,017	58.3%	15,174	(3.9)%	15,793
Eliminations	(23,428)	18.8%	(19,716)	18.6%	(16,622)
Total cost of ATM operating revenues	720,925	9.3%	659,350	14.9%	573,959
Cost of ATM product sales and other revenues
North America	36,949	15.2%	32,079	56.7%	20,471
Europe	24,422	93.5%	12,619	n/m %	857
Corporate & Other	641	n/m %	—	n/m %	—
Total cost of ATM product sales and other revenues	62,012	38.7%	44,698	109.6%	21,328
Total cost of revenues (1)	$782,937	11.2%	$704,048	18.3%	$595,287

(1)	Exclusive of depreciation, accretion, and amortization of intangible assets.

Cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets). During the years ended December 31, 2015 and 2014, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $61.6 million and $85.4 million, respectively, compared to the prior years. Below is the detail, by segment, of changes in the various components of the cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets):

	2014 to 2015 Variance
	North America	Europe	Corporate & Other	Eliminations	Total
	Increase (decrease)
	(In thousands)
Merchant commissions	$5,250	$21,746	$—	$—	$26,996
Vault cash rental	2,294	3,965	—	—	6,259
Other costs of cash	3,191	(14,942)	—	—	(11,751)
Repairs and maintenance	(126)	5,776	—	—	5,650
Communications	2,333	2,618	—	43	4,994
Transaction processing	1,389	3,543	—	(4,143)	789
Stock-based compensation	—	—	(55)	—	(55)
Other expenses	1,240	18,167	8,898	388	28,693
Total increase in cost of ATM operating revenues	$15,571	$40,873	$8,843	$(3,712)	$61,575

	2013 to 2014 Variance
	North America	Europe	Corporate & Other	Eliminations	Total
	Increase (decrease)
	(In thousands)
Merchant commissions	$17,630	$28,503	$—	$—	$46,133
Vault cash rental	10,835	2,614	—	—	13,449
Other costs of cash	(217)	5,143	—	—	4,926
Repairs and maintenance	878	5,388	—	—	6,266
Communications	475	2,469	—	47	2,991
Transaction processing	1,125	2,717	—	(1,616)	2,226
Stock-based compensation	—	—	362	—	362
Other expenses	3,739	7,805	(981)	(1,525)	9,038
Total increase (decrease) in cost of ATM operating revenues	$34,465	$54,639	$(619)	$(3,094)	$85,391

North America. During the year ended December 31, 2015, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $15.6 million compared to the prior year. The increase in cost of ATM operating revenues is consistent with the increase in ATM operating revenues and was primarily driven by the Welch acquisition completed in November 2014.

During the year ended December 31, 2014, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $34.5 million compared to the prior year, primarily as a result of higher ATM operating revenues. In the U.S., increased costs related to businesses acquired during the periods contributed approximately $16 million to the increase in 2014. The remaining increase in 2014 was primarily the result of higher vault cash rental expense associated with a higher level of interest rate swaps outstanding in 2014 which drove increased expense of approximately $10.7 million. Higher transaction volumes and organic revenue growth, primarily as a result of ATM unit growth drove the remainder of the increase. Our Mexico operations experienced a lower average number of transacting ATMs, as described above, which resulted in reduced transaction levels and operating costs on our ATMs in that market. The decrease in Mexico was offset by an increase in our Canadian operations, primarily due to an increase in machine count over the prior year.

Europe. During the year ended December 31, 2015, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $40.9 million compared to the prior year. The acquisition of a new ATM placement agreement with Co-op Food completed in November 2014 drove the majority of the increase, which was partially offset by lower operating costs from continued realization of cost improvements and changes in currency exchange rates. Additionally, through the Sunwin acquisition completed in November 2014, we are now able to service a higher percentage of our ATMs in the U.K. with internal resources for cash delivery services, which drove a reduction in the Other costs of cash line item. This cost decrease is partially offset by an increase in the Other expenses line item, as the former Sunwin employee costs and related facility and operating costs are now included in the Other expenses line item.

During the year ended December 31, 2014, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $54.6 million compared to the prior year. Our 2013 and 2014 acquisitions contributed approximately $45.5 million to the increase in cost of ATM operating revenues over 2013. The remaining increase in 2014 was primarily attributable to organic growth in revenues.

Corporate & Other. During the year ended December 31, 2015, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) increased $8.8 million compared to the prior year. The increase in cost of ATM operating revenues is consistent with the increase in ATM operating revenues and was driven primarily by the CDS acquisition completed in July 2015. The majority of the increase relates to personnel costs associated with supporting the CDS processing operations.

During the year ended December 31, 2014, our cost of ATM operating revenues (exclusive of depreciation, accretion, and amortization of intangible assets) decreased $0.6 million compared to the prior year.

Cost of ATM product sales and other revenues. During the year ended December 31, 2015, our cost of ATM product sales and other revenues increased $17.3 million compared to the prior year. This increase is consistent with the increase in related revenues, as discussed above, and is primarily related to our acquisition of Sunwin in the U.K. in November 2014.

During the year ended December 31, 2014, our cost of ATM product sales and other revenues increased $23.4 million compared to the prior year. This increase is consistent with the increase in related revenue, as discussed above, and is primarily related to increased cost of sales associated with equipment sales and cost of sales related to our acquisition of Sunwin in the U.K.

Gross Profit Margin

	For the Year Ended December 31,
	2015	2014	2013
ATM operating gross profit margin:
Exclusive of depreciation, accretion, and amortization of intangible assets	36.4%	34.6%	32.8%
Inclusive of depreciation, accretion, and amortization of intangible assets	27.3%	24.7%	22.6%
ATM product sales and other revenues gross profit margin	6.4%	5.0%	4.3%
Total gross profit margin:
Exclusive of depreciation, accretion, and amortization of intangible assets.	34.8%	33.3%	32.1%
Inclusive of depreciation, accretion, and amortization of intangible assets	26.1%	23.8%	22.1%

ATM operating gross profit margin. During the year ended December 31, 2015, our ATM operating gross profit margin (exclusive of depreciation, accretion, and amortization of intangible assets) increased by 180 basis points compared to the prior year. Our ATM operating gross profit margin (inclusive of depreciation, accretion, and amortization of intangible assets) increased by 260 basis points compared to prior year. The margin increases in 2015 are primarily a result of our revenue growth and continuation of cost improvements in our U.S. and U.K. operations.

During the year ended December 31, 2014, our ATM operating gross profit margin (exclusive of depreciation, accretion, and amortization of intangible assets) increased by 180 basis points compared to the prior year. Our ATM operating gross profit margin (inclusive of depreciation, accretion, and amortization of intangible assets) increased by 210 basis points compared to the prior year. The margin increases in 2014 are primarily a result of our revenue growth, reduced operating costs in our U.K. business in 2014 as a percentage of revenues driven by acquisition synergy benefits realized, and an $8.7 million charge related to retroactive business rates (property taxes) in the U.K. recorded in 2013 that did not reoccur in 2014.

ATM product sales and other revenues gross profit margin. During the year ended December 31, 2015, our gross profit margin on ATM product sales and other revenues increased by 140 basis points compared to the prior year and is primarily a result of the Sunwin acquisition in November 2014, which produced higher gross profit margins than our U.S. equipment sales business, which comprised the majority of the result in this category during the 2014 period.

During the year ended December 31, 2014, our gross profit margin on ATM product sales and other revenues increased by 70 basis points compared to the prior year and is primarily a result of the Sunwin acquisition completed in November 2014.

Selling, General, and Administrative Expenses

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Selling, general, and administrative expenses	$122,265	24.5%	$98,241	34.2%	$73,179
Stock-based compensation	18,236	19.7%	15,229	33.4%	11,413
Total selling, general, and administrative expenses	$140,501	23.8%	$113,470	34.1%	$84,592

Percentage of total revenues:
Selling, general, and administrative expenses	10.2%		9.3%		8.3%
Stock-based compensation	1.5%		1.4%		1.3%
Total selling, general, and administrative expenses	11.7%		10.8%		9.7%

Selling, general, and administrative expenses (“SG&A expenses”), excluding stock-based compensation. SG&A expenses, excluding stock-based compensation, increased $24.0 million during the year ended December 31, 2015 compared to the prior year. This increase was due to the following: (i) higher payroll-related costs compared to the same period in 2014 due to increased headcount, including employees added from our acquisitions completed during late 2014 and 2015, (ii) higher legal and professional expenses, primarily associated with business growth initiatives, and (iii) increased costs related to strengthening our information technology and product development organizations.

SG&A expenses, excluding stock-based compensation, increased $25.1 million during the year ended December 31, 2014 compared to the prior year, primarily due to higher payroll-related costs due to increased headcount, including employees added from the acquisitions completed during 2013 and 2014, and increased costs related to strengthening our information technology and product development organizations.

Stock-based compensation. Stock-based compensation increased $3.0 million during the year ended December 31, 2015 compared to the prior year, primarily attributable to an increase in employee headcount, driven by acquisitions and overall growth in the business.

Stock-based compensation increased $3.8 million during the year ended December 31, 2014 compared to the prior year, primarily due to an increase in employee count. For additional details on equity awards, see Item 8. Financial Statements and Supplementary Data, Note 3. Stock-Based Compensation.

Acquisition and Divestiture-Related Expenses

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Acquisition and divestiture-related expenses	$27,127	50.3%	$18,050	17.2%	$15,400

Percentage of total revenues	2.3%		1.7%		1.8%

Acquisition and Divestiture-Related Expenses. Acquisition and divestiture-related expenses consist of the following major components: (i) legal and professional costs incurred to complete acquisitions, (ii) certain nonrecurring integration and transition and integration-related costs,  (iii) contract termination and facility exit costs for certain acquired businesses, (iv) employee-related severance costs, (v) costs related to our recent divestitures, including excess operating costs associated with facilities that were in the process of being shut down or transitioned, and (vi) other costs.

Acquisition and divestiture-related expenses increased $9.1 million during the year ended December 31, 2015 compared to the prior year. The increase is primarily attributable to the acquisition of Sunwin in November 2014 and the subsequent integration costs, as well as divestiture and closure costs associated with the sale of certain non-core operations.

During the year ended December 31, 2015, we divested the operation of our guarding business and retail cash-in-transit operation, both of which were originally acquired via the acquisition of Sunwin in November 2014. These operations were not deemed to be a core part of our on-going strategy of operating ATMs in the U.K. The retail cash-in-transit business was related to cash delivery and collection at retail sites in the U.K. and was not associated with replenishment of cash at ATMs. In conjunction with the sale of this business component, we closed six cash depots that were not part of the sale but were no longer profitable to operate based on the remaining work at these facilities. The divestiture-related costs incurred during the year ended December 31, 2015 totaled $15.3 million and related to employee severance costs, lease exit costs, operating costs related to the six depots we closed, and other divestiture-related costs. These costs partially offset the pre-tax net gain we recorded of $16.6 million related to the sale of the retail cash-in-transit operations. We also incurred acquisition and integration-related costs associated with our acquisition of Welch in 2014 and CDS in 2015. See further discussion below in the (Gain) Loss on Disposal of Assets section. For additional details, see Item 8. Financial Statements and Supplementary Data, Note 2. Acquisitions and Divestitures.

During 2014, we completed two significant acquisitions: (i) Welch in the U.S. and (ii) Sunwin in the U.K., both of which drove a significant amount of acquisition and divestiture-related expenses in that year along with some integration-related costs associated with our 2013 acquisition of Cardpoint.

Depreciation and Accretion Expense

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Depreciation expense	$82,820	13.4%	$73,063	11.2%	$65,703
Accretion expense	2,210	(13.6)%	2,559	(7.9)%	2,777
Depreciation and accretion expense	$85,030	12.4%	$75,622	10.4%	$68,480

Percentage of total revenues:
Depreciation expense	6.9%		6.9%		7.5%
Accretion expense	0.2%		0.2%		0.3%
Depreciation and accretion expense	7.1%		7.2%		7.8%

Depreciation expense. Depreciation expense increased $9.8 million during the year ended December 31, 2015 compared to the prior year, primarily as a result of increased depreciation expense associated with assets obtained via the various acquisitions during 2014 and 2015 and the deployment of new and replacement Company-owned ATMs in recent years.

Depreciation expense increased $7.4 million during the year ended December 31, 2014 compared to the prior year, primarily as a result of the deployment of additional Company-owned ATMs as a result of our organic ATM unit growth and the ATMs acquired through various acquisitions during 2013 and 2014.

Accretion expense. Accretion expense decreased $0.3 million during the year ended December 31, 2015 compared to the prior year, primarily due to a change in accounting estimate regarding future estimated costs associated with asset retirement obligations. When we install ATMs we estimate the fair value of future retirement obligations associated with those ATMs, including the anticipated costs to deinstall, and in some cases, restore the ATM site at certain merchant locations. Accretion expense represents the increase of this liability from the original discounted net present value to the amount we ultimately expect to incur.

Accretion expense decreased $0.2 million during the year ended December 31, 2014 compared to the prior year, primarily due to a change in an accounting estimate regarding our future costs associated with asset retirement obligations.

Amortization of Intangible Assets

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Amortization of intangible assets	$38,799	8.5%	$35,768	30.8%	$27,336

Percentage of total revenues	3.2%		3.4%		3.1%

Amortization of intangible assets relates primarily to merchant contracts and relationships recorded in connection with purchase price accounting valuations for completed acquisitions. The increase in amortization of intangible assets of $3.0 million and $8.4 million, for the years ended December 31, 2015 and 2014, respectively, were due to the addition of intangible assets from recently completed acquisitions.

(Gain) Loss on Disposal of Assets

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
(Gain) loss on disposal of assets	$(14,010)	n/m	$3,224	15.6%	$2,790

Percentage of total revenues	(1.2)%		0.3%		0.3%

The net gain on disposal of assets for the year ended December 31, 2015 is primarily related to a net pre-tax gain of $16.6 million recognized on the divestiture of our non-core business components in the U.K. completed in February 2015 and July 2015, partially offset by certain unrelated losses on disposals of other assets. See the Acquisition and Divestiture-Related Expenses section above for additional information on the costs incurred in association with the sale occurring during the year ended December 31, 2015. Also, see Item 8. Financial Statements and Supplementary Data, Note 2. Acquisitions and Divestitures.

Interest Expense, net

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Interest expense, net	$19,451	(6.4)%	$20,776	(1.8)%	$21,155
Amortization of deferred financing costs and note discount	11,363	(12.8)%	13,036	n/m	1,931
Total interest expense, net	$30,814	(8.9)%	$33,812	46.5%	$23,086

Percentage of total revenues	2.5%		3.2%		2.6%

Interest expense, net.  Interest expense, net, decreased $1.3 million and $0.4 million during the years ended December 31, 2015 and 2014, respectively. The decreases in both 2015 and 2014 are primarily attributable to the 2014 mid-year retirement of our 8.25% senior subordinated notes due 2018 (the “2018 Notes”) and the issuance of lower rate 5.125% senior notes due 2022 (the “2022 Notes”) during the third quarter of 2014. The net savings from the lower rate 2022 Notes were partially offset by increased borrowings on our revolving credit facility, which was used as the primary source of financing for acquisitions completed during both years. For additional details, see Item 8. Financial Statements and Supplementary Data, Note 10. Long-Term Debt.

Amortization of deferred financing costs and note discount. Amortization of deferred financing costs and note discount decreased $1.7 million during the year ended December 31, 2015 compared to the prior year. The amortization expense associated with the deferred financing costs related to the 2022 Notes was lower than the deferred financing costs related to the 2018 Notes.

Amortization of deferred financing costs and note discount increased $11.1 million during the year ended December 31, 2014 compared to the prior year, primarily as a result of the issuance of our Convertible Notes in November 2013. As the Convertible Notes contain an embedded option feature, we attributed $71.7 million of the proceeds from these Convertible Notes to additional paid-in capital at the time of funding. This resulted in an effective note discount, which is being accreted over the term of the Convertible Notes, and this discount accretion on the Convertible Notes drove the majority of the year-over-year increase in this expense. We also incurred $4.9 million in fees in conjunction with the issuance of the Convertible Notes, which are being amortized over the life of the Convertible Notes. In April 2014, we also amended and restated our existing credit agreement and incurred approximately $1 million in fees which are being amortized over the term of the revolving credit facility, which runs through April 2019. Additionally, in July 2014 we incurred additional financing costs of $4.1 million associated with the issuance of our 2022 Notes and this amount is being amortized over the life of the 2022 Notes. Finally, we also recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with our 2018 Notes, which were retired during 2014.

For additional information, see Item 8. Financial Statements and Supplementary Data, Note 10. Long-Term Debt.

Redemption Costs for Early Extinguishment of Debt

In connection with the early extinguishment of the 2018 Notes, we recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

Income Tax Expense

	For the Year Ended December 31,
	2015	% Change	2014	% Change	2013
	(In thousands, excluding percentages)
Income tax expense	$39,342	39.6%	$28,174	(32.9)%	$42,018

Effective tax rate	37.4%		44.5%		67.1%

Income tax expense for the year ended December 31, 2015 relates primarily to consolidated income generated from the Company’s U.S. and U.K. operations. The increase in income tax expense, compared to the prior year, is primarily related to an overall increase of earnings in high-taxed jurisdictions, as well as the divestiture of the Company’s retail-cash-in-transit operation in the U.K. The decrease in income tax expense for the year December 31, 2014 compared to 2013, is primarily related to a $13.8 million charge recorded during the year ended December 31, 2013 related to a write-off of deferred tax assets that were no longer realizable as a result of an internal restructuring in that period.

Non-GAAP Financial Measures

Included below are certain non-GAAP financial measures that we use to evaluate the performance of our business. We believe that the presentation of these measures and the identification of unusual or certain nonrecurring adjustments and non-cash items enhance an investor’s understanding of the underlying trends in our business and provide for better comparability between periods in different years. EBITDA, Adjusted EBITDA, Adjusted EBITA, Adjusted Net Income, Free Cash Flow, and Revenue and Expense on a constant-currency basis are non-GAAP financial measures provided as a complement to results prepared in accordance with accounting principles U.S. GAAP and may not be comparable to similarly-titled measures reported by other companies.

Adjusted EBITDA excludes depreciation, accretion, and amortization of intangible assets as these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, and the method by which the assets were acquired. Adjusted EBITDA also excludes stock-based compensation, acquisition and divestiture-related expenses, certain other non-operating and nonrecurring items, gains or losses on disposal of assets, our obligations for the payment of income taxes, interest expense and other obligations such as capital expenditures, and includes an adjustment for noncontrolling interests. Adjusted Net Income represents net income computed in accordance with U.S. GAAP, before amortization of intangible assets, gains or losses on disposal of assets, stock-based compensation expense, certain other expense (income) amounts, nonrecurring expenses, and acquisition and divestiture-related expenses, and using an assumed tax rate of 32.0% for the twelve months ended December 31, 2014 and 2015, 35.0% from January 1, 2013 through June 30, 2013, and 33.5% from July 1, 2013 through December 31, 2013, with certain adjustments for noncontrolling interests. Adjusted EBITDA % is calculated by taking Adjusted EBITDA over U.S. GAAP total revenues. Adjusted Net Income per diluted share is calculated by dividing Adjusted Net Income by weighted average diluted shares outstanding. Free Cash Flow is defined as cash provided by operating activities less payments for capital expenditures, including those financed through direct debt but excluding acquisitions. The Free Cash Flow measure does not take into consideration certain other non-discretionary cash requirements such as, for example, mandatory principal payments on portions of our long-term debt. Management calculates Revenue and Expense on a constant-currency basis by using the average foreign exchange rates applicable in the corresponding period of the previous year and applying these rates to foreign-denominated revenue or expense of the current period. The difference between revenue and expense calculated based on these foreign exchange rates and revenue and expense calculated in accordance with U.S. GAAP is referred to as the foreign exchange impact on revenue. Management uses Revenue and Expense on a constant-currency basis to eliminate the effect foreign currency has on comparability between periods.

The non-GAAP financial measures presented herein should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing, or financing activities, or other income or cash flow measures prepared in accordance with U.S. GAAP.

A reconciliation of EBITDA, Adjusted EBITDA, Adjusted EBITA, and Adjusted Net Income to Net Income Attributable to Controlling Interests, their most comparable U.S. GAAP financial measure, and a reconciliation of Free Cash Flow to cash provided by operating activities, the most comparable U.S. GAAP financial measure, are presented as follows:

Reconciliation of Net Income Attributable to Controlling Interests to EBITDA, Adjusted EBITDA, Adjusted EBITA, and Adjusted Net Income (in thousands, excluding share and per share amounts) for the years ended December 31, 2015, 2014, and 2013:

	2015	2014	2013
Net income attributable to controlling interests and available to common stockholders	$67,080	$37,140	$23,816
Adjustments:
Interest expense, net	19,451	20,776	21,155
Amortization of deferred financing costs and note discount	11,363	13,036	1,931
Redemption costs for early extinguishment of debt	—	9,075	—
Income tax expense	39,342	28,174	42,018
Depreciation and accretion expense	85,030	75,622	68,480
Amortization of intangible assets	38,799	35,768	27,336
EBITDA	$261,065	$219,591	$184,736

Add back:
(Gain) loss on disposal of assets	(14,010)	3,224	2,790
Other expense (income)	3,780	(1,616)	(3,150)
Noncontrolling interests (1)	(996)	(1,745)	(2,399)
Stock-based compensation expense (2)	19,421	16,432	12,290
Acquisition and divestiture-related expenses (3)	27,127	18,050	15,400
Other adjustments to cost of ATM operating revenues (4)	—	—	8,670
Other adjustments to selling, general, and administrative expenses (5)	—	—	505
Adjusted EBITDA	$296,387	$253,936	$218,842
Less:
Depreciation and accretion expense (2)	84,608	74,314	66,857
Adjusted EBITA	$211,779	$179,622	$151,985
Less:
Interest expense, net (2)	19,447	20,745	21,057
Adjusted pre-tax income	192,332	158,877	130,928
Income tax expense (6)	61,546	50,840	44,777
Adjusted Net Income	$130,786	$108,037	$86,151

Adjusted Net Income per share	$2.92	$2.44	$1.94
Adjusted Net Income per diluted share	$2.88	$2.41	$1.93

Weighted average shares outstanding - basic	44,796,701	44,338,408	44,371,313
Weighted average shares outstanding - diluted	45,368,687	44,867,304	44,577,635

(1)

Noncontrolling interest adjustment made such that Adjusted EBITDA includes only the Company’s ownership interest in the Adjusted EBITDA of its Mexico subsidiary. In December 2015, the Company increased its ownership interest in its Mexico subsidiary from 51.0% to 95.7%.

(2)

Amounts exclude a portion of the expenses incurred by our Mexico subsidiary to account for the amounts allocable to the noncontrolling interest stockholders. In December 2015, the Company increased its ownership interest in its Mexico subsidiary.

(3)

Acquisition and divestiture-related expenses include nonrecurring costs incurred for professional and legal fees and certain transition and integration-related costs, including contract termination and facility exit costs, employee-related severance costs, and related to our recent divestitures, excess operating costs associated with facilities that are in the process of being shut down or transitioned.

(4)	Adjustment to cost of ATM operating revenues for the year ended December 31, 2013 is related to the nonrecurring charge for retroactive property taxes on certain ATM locations in the U.K.
(5)	Adjustment to selling, general, and administrative expenses in 2013 represents nonrecurring severance related costs associated with management of our U.K. operation.
(6)

Calculated using our estimated long-term, cross-jurisdictional effective cash tax rate of 32.0% for the years ended December 31, 2015 and 2014, and 35.0% from January 1, 2013 through June 30, 2013, and 33.5% from July 1 through December 31, 2013.

Calculation of Free Cash Flow

	For the Year Ended December 31,
	2015	2014	2013
	(In thousands)
Cash provided by operating activities	$256,553	$188,553	$183,557
Payments for capital expenditures:
Cash used in investing activities, excluding acquisitions and divestitures	(142,349)	(109,909)	(77,153)
Free cash flow	$114,204	$78,644	$106,404

Liquidity and Capital Resources

Overview

As of December 31, 2015, we had $26.3 million in cash and cash equivalents on hand and $575.4 million in outstanding long-term debt.

We have historically funded our operations primarily through cash flows from operations, borrowings under our revolving credit facilities, and the issuance of debt and equity securities. We have historically used a portion of our cash flows to invest in additional ATMs, either through the acquisition of ATM networks or through organically-generated growth. We have also used cash to fund increases in working capital and to pay interest and principal amounts outstanding under our borrowings. Because we collect a sizable portion of our cash from sales on a daily basis but generally pay our vendors on 30-day terms and are not required to pay certain of our merchants until 20 days after the end of each calendar month, we are able to utilize the excess available cash flow to reduce borrowings made under our revolving credit facility and to fund capital expenditures. Accordingly, it is not uncommon for us to reflect a working capital deficit position on our Consolidated Balance Sheet.

We believe that our cash on hand and our current revolving credit facility will be sufficient to meet our working capital requirements and contractual commitments for the next 12 months. We expect to fund our working capital needs from cash flows generated from our operations and borrowings under our revolving credit facility, to the extent needed. As we expect to continue to generate positive free cash flow during 2016, we expect to repay the amounts outstanding under our revolving credit facility absent any acquisitions. See additional discussion under Financing Facilities below.

Operating Activities

Net cash provided by operating activities totaled $256.6 million, $188.6 million, and $183.6 million during the years ended December 31, 2015, 2014, and 2013, respectively. The increase from 2014 to 2015 is attributable to an increase in net income, excluding the impact of non-cash items. The slight increase from 2013 to 2014 was attributable to increased income from operations, partially offset by higher amounts paid for cash taxes during 2014.

Investing Activities

Net cash used in investing activities totaled $209.6 million, $336.9 million, and $266.7 million for the years ended December 31, 2015, 2014, and 2013, respectively. These amounts vary by year, depending on acquisition activity in a particular year. In each of 2013, 2014 and 2015, we made acquisitions of varying sizes. We have also increased capital expenditures recently, primarily as a result of overall business growth. In 2015, we incurred a significant amount of capital expenditures associated with compliance with the EMV standard in the U.S. and certain merchant contract renewals.

Anticipated Future Capital Expenditures. We currently anticipate that the majority of our capital expenditures for the foreseeable future will be driven by organic growth projects, including the purchase of ATMs for existing as well as new ATM management agreements and various compliance requirements as discussed in Recent Events - Capital Investments. We expect that our capital expenditures for 2016 will total approximately $150 million to $160 million, the majority of which is expected to be utilized to support new business growth, along with technology and compliance upgrades to enhance our existing ATM equipment with additional functionalities. We expect such expenditures to be funded primarily through cash generated from our operations and borrowings under our revolving credit facility.

Acquisitions and divestitures. In July 2015, we completed the acquisition of CDS for a total purchase price of approximately $80.6 million. Also in July 2015, we completed the divestiture of the retail cash-in-transit operation in the U.K., originally acquired through the November 2014 acquisition of Sunwin. We continue to evaluate acquisition opportunities that complement our existing business. We believe that expansion opportunities continue to exist in all of our current markets, as well as in other international markets, and we will continue to pursue those opportunities as they arise. Such acquisition opportunities, individually or in the aggregate, could be material and may be funded by additional borrowing under our revolving credit facility or other financial sources that may be available to us.

Financing Activities

Net cash (used in) provided by financing activities totaled $(48.5) million, $99.2 million, and $155.0 million for the years ended December 31, 2015, 2014, and 2013, respectively. The cash used in financing activities during the year ended December 31, 2015 was primarily related to net repayments on our revolving credit facility. The cash provided by financing activities during the year ended December 31, 2014 was primarily related to the net cash proceeds received from our 2022 Notes and additional borrowings on our revolving credit facility, partially offset by the retirement of our 2018 Notes. The net cash provided during the year ended December 31, 2013 was primarily attributable to the $254.2 million net proceeds received from the issuance of the Convertible Notes.

Financing Facilities

As of December 31, 2015, we had $575.4 million in outstanding long-term debt, which was primarily comprised of: (i) $287.5 million of the Convertible Notes of which $234.6 million was recorded on our balance sheet net of the unamortized note discount, (ii) $250.0 million of the 2022 Notes, and (iii) $90.8 million in borrowings under our revolving credit facility.

Revolving Credit Facility. As of December 31, 2015, we had a $375.0 million revolving credit facility that was led by a syndicate of banks including JPMorgan Chase, N.A. and Bank of America, N.A. This revolving credit facility provides us with $375.0 million in available borrowings and letters of credit (subject to the covenants contained within the Credit Agreement governing the revolving credit facility) and can be increased up to $500.0 million under certain conditions and subject to additional commitments from the lender group. On May 26, 2015, we entered into a second amendment (the “Second Amendment”) to our amended and restated credit agreement (the “Credit Agreement”). Under the Second Amendment, a new $75.0 million tranche (the “European Commitments”) was created under which Cardtronics Europe Limited (“Cardtronics Europe”), a subsidiary of Cardtronics, Inc. can borrow directly from the existing lenders in different currencies. The Second Amendment provides for sub-limits under the European Commitments of $15.0 million for swingline loans and $15.0 million for letters of credit. In addition, the Second Amendment reduces the commitments of the lending parties to make loans to us (the “U.S. Commitments”) from $375.0 million to $300.0 million and reduced the alternative currency sub-limit to $75.0 million, from $125.0 million under the Credit Agreement. The letter of credit sub-limit and the swingline sub-limit under the U.S. Commitments remain at $30.0 million and $25.0 million, respectively, under the Second Amendment. The Credit Agreement expires in April 2019.

Borrowings (not including swingline loans and alternative currency loans) under the revolving credit facility accrue interest at our option at either the Alternate Base Rate (as defined in the Credit Agreement) or the Adjusted LIBO Rate (as defined in the Credit Agreement) plus a margin depending on the our most recent Total Net Leverage Ratio (as defined in the Credit Agreement). The margin for Alternative Base Rate loans varies between 0% to 1.25% and the margin for Adjusted LIBO Rate loans varies between 1.00% to 2.25%. Swingline loans denominated in U.S. dollars bear interest at the Alternate Base Rate plus a margin as described above and swingline loans denominated in alternative currencies bear interest at the Overnight LIBO Rate (as defined in the Credit Agreement) plus the applicable margin for the Adjusted LIBO Rate. Substantially all of our domestic assets, including the stock of our wholly-owned domestic subsidiaries and 66.0% of the stock of our first-tier foreign subsidiaries, are pledged as collateral to secure borrowings made under the revolving credit facility. Furthermore, each of our material wholly-owned domestic subsidiaries has guaranteed the full and punctual payment of the obligations under the revolving credit facility. The European Commitments are also secured by the assets of our foreign subsidiaries, which do not guarantee the obligations of our domestic subsidiaries. There are currently no restrictions on the ability of our subsidiaries to declare and pay dividends to us.

The Credit Agreement contains representations, warranties and covenants that are customary for similar credit arrangements, including, among other things, covenants relating to: (i) financial reporting and notification, (ii) payment of obligations, (iii) compliance with applicable laws, and (iv) notification of certain events. Financial covenants in the Credit Agreement require us to maintain: (i) as of the last day of any fiscal quarter, a Senior Secured Net Leverage Ratio (as defined in the Credit Agreement) of no more than 2.25 to 1.00, (ii) as of the last day of any fiscal quarter, a Total Net Leverage Ratio of no more than 4.00 to 1.00, and (iii) as of the last day of any fiscal quarter, a Fixed Charge Coverage Ratio (as defined in the Credit Agreement) of no less than 1.50 to 1.0. Additionally, we are limited on the amount of restricted payments, including dividends, which we can make pursuant to the terms of the Credit Agreement; however, we may generally make restricted payments so long as no event of default exists at the time of such payment and our total net leverage ratio is less than 3.0 to 1.0 at the time such restricted payment is made.

As of December 31, 2015, the weighted average interest rate on our outstanding revolving credit facility borrowings was approximately 2.0%. Additionally, as of December 31, 2015, we were in compliance with all the covenants contained within the revolving credit facility and would continue to be in compliance even in the event of substantially higher borrowings or substantially lower earnings.

As of December 31, 2015, the outstanding balance on the revolving credit facility was $90.8 million, of which $71.0 million was outstanding under the U.S. Commitments and $19.8 million was outstanding under the European Commitments. The available borrowing capacity under the revolving credit facility totaled $284.2 million, of which $229.0 million is available to the U.S. and $55.2 million is available to Cardtronics Europe.

$200.0 Million 8.25% Senior Subordinated Notes due 2018. During the year ended December 31, 2014, we repurchased $20.6 million of the 2018 Notes in the open market. In addition, we received tenders and consents from the holders of $64.0 million of the 2018 Notes pursuant to a cash tender offer. Pursuant to the terms of the 2018 Notes, we redeemed the remaining $115.4 million of the 2018 Notes outstanding on September 2, 2014 at a price of 104.125% and retired all of the outstanding 2018 Notes.

In connection with the retirement of the 2018 Notes, we recorded a $3.9 million pre-tax charge during the year ended December 31, 2014 to write off the unamortized deferred financing costs associated with the 2018 Notes, which is included in the Amortization of deferred financing costs and note discount line item in the accompanying Consolidated Statements of Operations. Additionally, we recorded a $9.1 million pre-tax charge related to the premium paid for the redemption, which is included in the Redemption costs for early extinguishment of debt line item in the accompanying Consolidated Statements of Operations in the year ended December 31, 2014.

$287.5 Million 1.00% Convertible Senior Notes due 2020. In November 2013, we completed a private placement of the Convertible Notes that pay interest semi-annually at a rate of 1.00% per annum and mature on December 1, 2020. There are no restrictive covenants associated with these Convertible Notes. In connection with the Convertible Notes, we also entered into Note Hedges at a purchase price of $72.6 million, and sold Warrants for proceeds of $40.5 million, the net effect of which was to raise the effective conversion price of the Convertible Notes to $73.29. We are required to pay interest semi-annually on June 1 and December 1, and to make principal payments on the Convertible Notes at maturity or upon conversion. We are permitted to settle any conversion obligation under the Convertible Notes, in excess of the principal balance, in cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. We intend to satisfy any conversion premium by issuing shares of our common stock. For additional details, see Item 8. Financial Statements and Supplementary Data, Note 10. Long-Term Debt.

$250.0 Million 5.125% Senior Notes due 2022. On July 28, 2014, we issued the 2022 Notes pursuant to an indenture dated July 28, 2014 among us, our subsidiary guarantors and Wells Fargo Bank, National Association, as trustee. Interest on the 2022 Notes is payable semi-annually in cash in arrears on February 1 and August 1 of each year, and commenced on February 1, 2015. As of December 31, 2015, we were in compliance with all applicable covenants required under the 2022 Notes.

Effects of Inflation

Our monetary assets, consisting primarily of cash and receivables, are not significantly affected by inflation. Our non-monetary assets, consisting primarily of tangible and intangible assets, are not affected by inflation. We believe that replacement costs of equipment, furniture, and leasehold improvements will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and telecommunications, which may not be readily recoverable in the price of services offered by us.

Contractual Obligations

The following table reflects our significant contractual obligations and other commercial commitments as of December 31, 2015:

	Payments Due by Period
	2016	2017	2018	2019	2020	Thereafter	Total
	(In thousands)
Long-term debt obligations:
Principal (1)	$—	$—	$—	$—	$378,335	$250,000	$628,335
Interest (2)	17,520	17,520	17,520	17,520	16,298	35,734	122,112
Operating leases	7,928	6,740	5,801	3,693	2,904	7,507	34,573
Merchant space leases	6,341	2,515	1,632	1,526	299	2,854	15,167
Other (3)	11,553	1,853	858	—	—	—	14,264
Total contractual obligations	$43,342	$28,628	$25,811	$22,739	$397,836	$296,095	$814,451

(1)	Represents the $250.0 million face value of our senior notes, $287.5 million face value of our Convertible Notes, and $90.8 million outstanding under our revolving credit facility.
(2)

Represents the estimated interest payments associated with our long-term debt outstanding as of December 31, 2015, assuming current interest rates and consistent amount of debt outstanding over the periods presented in the table above.

(3)

Represents commitment to purchase $6.1 million of ATMs and equipment for our North America segment, $3.6 million of ATMs and equipment for our Europe segment, and $4.5 million of minimum service requirements for certain gateway and processing fees.

Critical Accounting Policies and Estimates

Our consolidated financial statements included in this 2015 Form 10-K have been prepared in accordance with U.S. GAAP, which require that management make numerous estimates and assumptions. Actual results could differ from those estimates and assumptions, thus impacting our reported results of operations and financial position. The critical accounting policies and estimates described in this section are those that are most important to the depiction of our financial condition and results of operations and the application of which requires management’s most subjective judgments in making estimates about the effect of matters that are inherently uncertain. We describe our significant accounting policies more fully in Item 8. Financial Statements and Supplementary Data, Note 1. Basis of Presentation and Summary of Significant Accounting Policies.

Goodwill and Intangible Assets. We have accounted for our acquisitions as business combinations in accordance with U.S. GAAP. Accordingly, the amounts paid for acquisitions have been allocated to the assets acquired and liabilities assumed based on their respective fair values as of each acquisition date. Intangible assets that met the criteria established by U.S. GAAP for recognition apart from goodwill included the acquired ATM placement agreements and related customer relationships, branding agreements, technology, trade names, and the non-compete agreements entered into in connection with certain acquisitions. The excess of the cost of the above acquisitions over the net of the amounts assigned to the tangible and intangible assets acquired and liabilities assumed is reflected as goodwill in our consolidated financial statements.

Goodwill and other intangible assets that have indefinite useful lives are not amortized, but instead are tested at least annually for impairment, and intangible assets that have finite useful lives are amortized over their estimated useful lives. We follow the specific guidance provided in U.S. GAAP for testing goodwill and other non-amortized intangible assets for impairment. Although we adopted the guidance that allows companies to first make qualitative assessments to determine whether it is more likely than not that the asset is impaired, we continue to perform quantitative assessments. In preparing our quantitative assessments, we make certain estimates and assumptions in order to allocate goodwill to reporting units and to determine the fair value of a reporting unit’s net assets and liabilities, including, among other things, an assessment of market condition, projected cash flows, interest rates, and growth rates, which could significantly impact the reported value of goodwill and other intangible assets. The evaluation approach exposes us to the possibility that changes in market conditions could result in potentially significant impairment charges in the future. We have determined the reporting units based on whether the components within our geographical segments were managed separately from the rest of the segment and if discrete financials were available for that component. For the year ended December 31, 2015, we performed our annual goodwill impairment test for five separate reporting units: (i) our domestic reporting segment, (ii) the ATM operations in the U.K., (iii) the Mexico operations, (iv) the Canadian operations, and (v) the German operations.

We evaluate the recoverability of our goodwill and non-amortized intangible assets by estimating the future discounted cash flows of the reporting units to which the goodwill and non-amortized intangible assets relate. We use discount rates corresponding to our cost of capital, risk-adjusted as appropriate, to determine the discounted cash flows, and consider current and anticipated business trends, prospects, and other market and economic conditions when performing our evaluations. These evaluations are performed on an annual basis at a minimum, or more frequently based on the occurrence of events that might indicate a potential impairment. Examples of events that might indicate impairment include, but are not limited to, the loss of a significant contract, a material change in the terms or conditions of a significant contract or significant decreases in revenues associated with a contract or business.

Valuation of Long-lived Assets. We place significant value on the installed ATMs that we own and manage in merchant locations and the related acquired merchant contracts/relationships. Long-lived assets, such as property and equipment and intangible assets subject to amortization, are reviewed for impairment at least annually, and whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. We test our acquired merchant contract/relationship intangible assets for impairment quarterly, along with the related ATMs, on an individual contract/relationship basis for our significant acquired contracts/relationships, and on a pooled or portfolio basis (by acquisition) for all other acquired contracts/relationships.

In determining whether a particular merchant contract/relationship is significant enough to warrant a separate identifiable intangible asset, we analyze a number of relevant factors, including: (i) estimates of the historical cash flows generated by such contract/relationship prior to its acquisition, (ii) estimates regarding our ability to increase the contract/relationship’s cash flows subsequent to the acquisition through a combination of lower operating costs, the deployment of additional ATMs, and the generation of incremental revenues from increased surcharges and/or new bank-branding arrangements, and (iii) estimates regarding our ability to renew such contract/relationship beyond its originally scheduled termination date. An individual contract/relationship, and the related ATMs, could be impaired if the contract/relationship is terminated sooner than originally anticipated, or if there is a decline in the number of transactions related to such contract/relationship without a corresponding increase in the amount of revenue collected per transaction. A portfolio of purchased contract intangibles, including the related ATMs, could be impaired if the contract attrition rate is materially more than the rate used to estimate the portfolio’s initial value, or if there is a decline in the number of transactions associated with such portfolio without a corresponding increase in the revenue collected per transaction. Whenever events or changes in circumstances indicate that a merchant contract/relationship intangible asset may be impaired, we evaluate the recoverability of the intangible asset, and the related ATMs, by measuring the related carrying amounts against the estimated undiscounted future cash flows associated with the related contract or portfolio of contracts. Should the sum of the expected future net cash flows be less than the carrying values of the tangible and intangible assets being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying values of the ATMs and intangible assets exceeded the calculated fair value.

Income Taxes. Income tax provisions are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and income before taxes and between the tax basis of assets and liabilities and their reported amounts in our financial statements. We include deferred tax assets and liabilities in our financial statements at currently enacted income tax rates. As changes in tax laws or rates are enacted, we adjust our deferred tax assets and liabilities through the income tax provision.

In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the periods in which those temporary differences become deductible. We consider the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In the event we do not believe we will be able to utilize the related tax benefits associated with deferred tax assets, we record valuation allowances to reserve for the assets.

Asset Retirement Obligations. We estimate the fair value of future retirement obligations associated with our ATMs, including costs associated with deinstalling the ATMs and, in some cases, refurbishing the related merchant locations. Such estimates are based on a number of assumptions, including: (i) the types of ATMs that are installed, (ii) the relative mix where those ATMs are installed (i.e., whether such ATMs are located in single-merchant locations or in locations associated with large, geographically-dispersed retail chains), and (iii) whether we will ultimately be required to refurbish the merchant store locations upon the removal of the related ATMs. Additionally, we are required to make estimates regarding the timing of when such retirement obligations will be incurred. We utilize a pooled approach in calculating and managing our retirement obligations, as opposed to a specific machine-by-machine approach, by pooling the retirement obligation of assets based on the estimated deinstallation dates. We periodically review the reasonableness of the retirement obligations balance by obtaining the current machine count and updated cost estimates to deinstall such machines.

The fair value of a liability for an asset retirement obligation is recognized in the period in which it is incurred and can be reasonably estimated. Such asset retirement costs are capitalized as part of the carrying amount of the related long-lived asset and depreciated over the asset’s estimated useful life. Fair value estimates of liabilities for asset retirement obligations generally involve discounted future cash flows. Periodic accretion of such liabilities due to the passage of time is recorded as an operating expense in the accompanying consolidated financial statements. Upon settlement of the liability, we recognize a gain or loss for any difference between the settlement amount and the liability recorded.

Share-Based Compensation. We calculate the fair value of stock-based instruments awarded to employees and directors on the date of grant and recognize the calculated fair value, net of estimated forfeitures, as compensation expense over the requisite service periods of the related awards. In determining the fair value of our share-based awards, we are required to make certain assumptions and estimates, including: (i) the number of awards that may ultimately be granted to and forfeited by the recipients, (ii) the expected term of the underlying awards, and (iii) the future volatility associated with the price of our common stock. Such estimates, and the basis for our conclusions regarding such estimates for the year ended December 31, 2015, are outlined in detail in Item 8. Financial Statements and Supplementary Data, Note 3. Stock-Based Compensation.

Derivative Financial Instruments. We recognize all of our derivative instruments as either assets or liabilities in our Consolidated Balance Sheets at fair value. The accounting for changes in the fair value (e.g., gains or losses) of those derivative instruments depends on: (i) whether such instruments have been designated (and qualify) as part of a hedging relationship and (ii) on the type of hedging relationship actually designated. For derivative instruments that are designated and qualify as hedging instruments, we designate the hedging instrument, based upon the exposure being hedged, as a cash flow hedge, a fair value hedge, or a hedge of a net investment in a foreign operation. These instruments are valued using pricing models based on significant other observable inputs (Level 2 inputs under the fair value hierarchy established by U.S. GAAP), while taking into account the nonperformance risk of the party that is in the liability position with respect to each trade. As of December 31, 2015, all of our derivatives were designated as cash flow hedges, and, accordingly, changes in the fair values of such derivatives have been reflected in the Accumulated other comprehensive loss, net line item in the accompanying Consolidated Balance Sheets. See Item 8. Financial Statements and Supplementary Data, Note 15. Derivative Financial Instruments for more details on our derivative financial instrument transactions.

Convertible Notes. We are party to various derivative instruments related to the issuance of our Convertible Notes. As of December 31, 2015, all of our derivative instruments related to the Convertible Notes qualified for classification within Stockholders’ equity on the accompanying Consolidated Balance Sheets. We are required, however, for the remaining term of the Convertible Notes, to assess whether we continue to meet the stockholders’ equity classification requirements and if in any future period we fail to satisfy those requirements we would need to reclassify these instruments out of Stockholders’ equity and record them as a derivative asset or liability, at which point we would be required to record any changes in fair value through earnings. See Item 8. Financial Statements and Supplementary Data, Note 10. Long-Term Debt for more details on our Convertible Notes.

New Accounting Pronouncements Issued but Not Yet Adopted

For recent accounting pronouncements not yet adopted during 2015, see Item 8. Financial Statements and Supplementary Data, Note 1(v). Recent Accounting Pronouncements Not Yet Adopted.

Commitments and Contingencies

We are subject to various legal proceedings and claims arising in the ordinary course of business. We do not expect that the outcome in any of these legal proceedings, individually or collectively, will have a material adverse effect on our financial condition, results of operations or cash flows. See Item 8. Financial Statements and Supplementary Data, Note 17. Commitments and Contingencies for additional details regarding our commitments and contingencies.

Off-Balance Sheet Arrangements

As of December 31, 2015, we did not have any significant off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.